Exhibit 6.1

April 24, 2020

VIA ELECTRONIC MAIL

CONFIDENTIAL

Harvest Health & Recreation, Inc.

1155 West Rio Salado Parkway

Suite 201

Tempe, AZ 85281

Attn: Steve White, CEO

Re:	Purchase Agreement

Gentlemen:

This purchase agreement (“Purchase Agreement”), dated as of the date first set forth above (the “Effective Date”) sets forth the terms and conditions of a transaction (the Transaction”) pursuant to which HHI Acquisition Corp., a Delaware corporation (the Buyer”) and a wholly-owned subsidiary of Hightimes Holding Corp., a Delaware corporation (“Hightimes”) shall acquire from Harvest Health & Recreation, Inc., a British Columbia corporation (“Harvest Health”), Steve White (“White”), Harvest of California LLC, a California limited liability company (“HOC”), Interurban Capital Group, Inc., a Delaware corporation (“ICG”) and Core Competencies LLC, a California limited liability company (“CCL” and together with White, HOC and ICG, individually and collectively, the “Seller”) certain equity and rights of the applicable Seller set forth below with respect to the retail cannabis dispensaries listed on Exhibit A annexed hereto (the “Dispensaries”). HOC and ICG are wholly-owned subsidiaries of Harvest Enterprises Inc., a Delaware corporation (“Enterprises”), which is a wholly-owned subsidiary of Harvest Health. CCL is a subsidiary of ICG. Buyer and Seller are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”. Upon execution of this Purchase Agreement by the Parties, this Purchase Agreement shall form a legally binding and enforceable agreement between the Parties.

1. Transaction. Subject to the terms and conditions of this Purchase Agreement, the Buyer shall acquire the following:

(a) With respect to the Dispensaries numbered 1-5 on Exhibit A (the “Harvest Dispensaries”), at the Closing, the Buyer shall acquire 100% of the membership interests of the Harvest Dispensaries owned by White and HOC, free and clear of all liens, mortgages or security interests (the “Harvest Dispensaries Equity”). With respect to the Harvest Dispensaries, Buyer acknowledges that as of the Effective Date, (i) White and HOC own the membership interests of the Harvest Dispensaries as set forth on Exhibit A and do not own 100% of the membership interests of the Harvest Dispensaries; and (ii) Holdings of Harvest CA, LLC and Hyperion Healing, LLC are guarantors under Harvest Health’s senior notes, their assets are all collateral for the senior notes, and the equity in each such entity that is owned by HOC is also collateral for the senior notes. Upon the execution of this Purchase Agreement, each of Harvest Health, White and HOC shall use commercially reasonable efforts (which may include the making of certain payments to third parties on or before the Closing Date) in order to (A) obtain 100% ownership of the Harvest Dispensaries on or prior to the Closing Date; and (B) cause the trustee/lender under Harvest Health’s senior notes to provide a full and complete release of Holdings of Harvest CA, LLC and Hyperion Healing, LLC (the “Indenture Release”).

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(b) With respect to the Dispensaries numbered 6-13 on Exhibit A (collectively, the “HAH Dispensaries”), at the Closing, the Buyer shall acquire the Contingent Assignments and such other assets and liabilities held by ICG with respect to each HAH Dispensary (collectively, the “Acquired Assets” and together with the Harvest Dispensaries Equity, the “Acquired Equity and Assets”) pursuant to assignment and assumption agreements to be entered into between ICG and HHI, substantially in the form attached hereto as Exhibit B (the “HAH Assignment and Assumption Agreements”). As used herein the term “Contingent Assignments” shall mean the assignments held by ICG of the right to acquire the membership interests of the HAH Dispensaries referred to as “contingent interests” on Exhibit A. The Contingent Assignments are contingent upon and subject to ICG receiving all Regulatory Approvals with respect to the HAH Dispensaries. In addition, the transfer of the Contingent Assignments from ICG to Buyer require the written consent from other third parties as set forth in greater detail on Exhibit A (the “Third-Party Approvals”), including without limitation, Ryan Kunkel (“Kunkel”). Buyer acknowledges that Harvest Health is currently engaged in litigation in the State of Washington with Kunkel which may affect the ability of Seller to obtain the Third-Party Approvals. Harvest Health shall use commercially reasonable efforts to include the Have a Heart dispensaries located in West Hollywood and Irving in the Transaction and the Parties acknowledge and agree that the inclusion or exclusion of these dispensaries from the Transaction shall not increase or decrease the Purchase Price.

(c) Hightimes and Buyer each understand that it, and its control persons and shareholders are required to be listed on the cannabis licenses (the “Licenses”) held by the Dispensaries under applicable cannabis laws and the regulations of the Bureau of Cannabis Control (“BCC”) of the State of California regulations. Accordingly, Hightimes and the Buyer agrees that, without compensation therefor, but at no expense to Harvest Health or any Seller, promptly following the Effective Date, the Buyer and Hightimes will do all lawful acts, including the execution of papers, providing fingerprints of its officers, directors and/or controlling owners and other ‘Live Scan’ information to the BCC and/or other applicable local governmental agency(ies) licensing and regulating the Dispensaries (collectively, the “Regulatory Authorities”), and lawful oaths and the giving of testimony as are required in transferring to the Buyer the Acquired Equity and Assets and to otherwise cooperate in all proceedings and matters relating thereto and shall promptly respond to any requests for information or documentation from the BBC or other Regulatory Authority relating to the transfer of the Acquired Equity and Assets. Harvest Health and each applicable Seller shall fully cooperate with Hightimes and the Buyer in connection with facilitating efforts to obtain all applicable regulatory approvals from the Regulatory Authorities (collectively, the “Regulatory Approvals”). In furtherance of the foregoing and in accordance with BCC procedures, on or before the Closing, each Seller shall appoint Adam Levin as an officer of each of the Licensed Entities and within five (5) Business Days after such appointment, such individual shall file an Owner application to be added to the Licenses. Harvest Health and each Seller shall fully cooperate with the Buyer and Adam Levin in connection with the preparation and filing of all applications to obtain Regulatory Approvals. At the Closing, each Seller shall retain a 20% interest in the Acquired Equity and Assets and Buyer shall receive an 80% interest in the Acquired Equity and Assets in accordance with BCC regulations, subject to obtaining the required Regulatory Approvals following the Closing; at which time Buyer shall receive a 100% interest in such Acquired Equity and Assets.

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2. Consideration.

(a) Purchase Price. The aggregate consideration for the Transaction shall be US$80,000,000 (the “Purchase Price”), payable at the Closing by Hightimes delivering to Harvest Health (a) USD$12,500,000 in cash (inclusive of the Contract Deposits (as defined below)), and (b) 675,000 shares of Hightimes’ 16% Series A voting convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”). Such Purchase Price shall be subject to adjustment as set forth in Section 2(b) below. Each Seller hereby directs Hightimes to deliver their respective portions of the Purchase Price to Harvest Health. On the Closing Date, in addition to the Contract Deposits previously paid, the Buyer shall deliver to Harvest Health, the Buyer’s 10% senior secured promissory note which shall be (i) in the principal amount of $7,500,000, (ii) payable in full, together with accrued interest, on the date that is the one-year anniversary of the Closing Date, (iii) unconditionally guaranteed by Hightimes and secured by a pledge of 100% of the capital stock of the Buyer owned by Hightimes, (iv) subject to pro-rata reduction pursuant to Section 2(b) in the event that the Buyer is unable to acquire 100% of the Acquired Equity and Assets following the Closing Date, and (v) in the form of Exhibit E annexed hereto (the “Purchase Note”).

Pursuant to the terms of its Certificate of Designations in the form of Exhibit C annexed hereto and made a part hereof, (the “Certificate of Designations”), the Series A Preferred Stock shall contain the following rights, privileges and designations:

(i) Stated or Liquidation Value. The Series A Preferred Stock shall have a stated or liquidation value of USD$100.00 per share or USD$67,500,000. At the Closing, Hightimes shall have no other series or class of preferred stock issued or outstanding. In addition, the Series A Preferred Stock shall have a priority on liquidation or a change of control of Hightimes over any other series of preferred stock created by Hightimes or its Common Stock (as defined below).

(ii) Dividends. Commencing on the later to occur of (A) September 30, 2020, or (B) the Closing Date, the Series A Preferred Stock shall pay a quarterly dividend at the rate of 16% per annum (the “Dividend”). The Dividend shall accrue and shall be added to the face amount of the Series A Preferred Stock issuable upon conversion of the Series A Preferred Stock.

(iii) Optional Conversion. Harvest Health may convert all or any portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock (the “Common Stock”), as traded on the OTCQX Market or other securities exchange, at a conversion price per share of USD$11.00, subject to adjustment to USD$1.00 per share, based on the 11-for-one forward stock split (the “Approved Stock Split”) of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes’ Common Stock issuable upon full conversion of the Series A Preferred Stock (the “Conversion Shares”), exceed 19% of the issued and outstanding shares of Common Stock, after giving effect to such optional conversion.

(iv) Mandatory Conversion. To the extent not previously converted into Conversion Shares, the then outstanding shares of Series A Preferred Stock shall be subject to automatic conversion into Common Stock on the earlier to occur of (a) two (2) years from the Closing, or (b) if the market capitalization of the Common Stock, based on the volume weighted average closing prices for any ten (10) consecutive trading days, shall equal or exceed USD$300,000,000. In either event, the per share conversion price of the Series A Preferred Stock shall be the volume weighted average closing price for any ten (10) consecutive trading days immediately preceding the date of automatic conversion. Notwithstanding the foregoing, in no event shall the aggregate number of Conversion Shares exceed 19% of the issued and outstanding shares of Common Stock, after giving effect to any prior optional conversion or a mandatory conversion.

(v) Voting. The Series A Preferred Stock shall vote on an “as converted basis (based on the applicable per share Conversion Price) with the Common Stock.

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(b) Purchase Price Reduction. Notwithstanding anything to the contrary set forth in Section 2(a) above or elsewhere in this Agreement, the Parties acknowledge and agree that certain Regulatory Approvals and Required Third-Party Approvals (collectively, the “Required Consents”) may not be obtained by the Closing Date. With respect to any Dispensary for which Harvest Health or the applicable Seller is unable to deliver any applicable Required Consent either at the Closing or with respect to certain Regulatory Approvals following the Closing Date, the Parties shall (i) remove such Dispensary from the list of Dispensaries to be acquired on Exhibit A, (ii) the Purchase Price shall be reduced accordingly based on the portion of the Purchase Price allocated to such Dispensary on the Allocation Schedule attached hereto as Exhibit D (the “Purchase Price Reduction”), and (iii) there shall be no further liability or obligation on the part of any Party hereto with respect to the failure to deliver such Required Consent or the removal of such Dispensary from Exhibit A. Any such Purchase Price Reduction shall be allocated 10% to the $7,500,000 principal amount under the Purchase Note and shall reduce such amount on a dollar-for-dollar basis (subject to the proviso in clause (ii) below), and 90% to the Series A Preferred Stock and shall reduce the number of the 675,000 shares of Series A Preferred Stock by a number of shares equal to 90% of the Purchase Price Reduction divided by $100; provided, however, that notwithstanding anything to the contrary (i) with respect to HAH 5 LLC (Oakland), the Purchase Price Reduction shall be allocated 100% to the Series A Preferred Stock, and (ii) once the principal amount under the Purchase Note has been reduced to $3,000,000 pursuant to this Section 2(b), the Purchase Price Reduction shall be allocated 100% to the Series A Preferred Stock.

3. Contract Deposits.

(a) Initial Deposit. On April 27, 2020, Hightimes shall pay to Harvest Health the sum of USD$1,000,000 in cash by wire transfer of immediately available funds to a bank account designated by Harvest Health (the “Initial Deposit”). Failure to pay the Initial Deposit by 5:00 p.m. Pacific time on April 27, 2020, shall render this Agreement null and void, ab initio.

(b) Additional Deposit. On the date that is the earlier of the Closing Date or forty-five (45) days from the Effective Date, Hightimes shall pay to Harvest Health the sum of $4,000,000 in cash by wire transfer of immediately available funds to a bank account designated by Harvest Health (the “Additional Deposit” and together with the Initial Deposit, the “Contract Deposits”); provided, that if Hightimes fails to timely make the Additional Deposit, then this Purchase Agreement shall automatically terminate and Harvest Health shall retain the Initial Deposit as full and complete liquidated damages and not as a penalty.

(c) The Contract Deposits shall represent a $5,000,000 downpayment on the cash portion of the Purchase Price. Each of the Contract Deposits shall be nonrefundable and upon any termination of this Purchase Agreement or if Hightimes fails to pay the Purchase Note, when due, in addition to its other remedies under the Purchase Note, Harvest Health shall retain all Contract Deposits received by Harvest Health as of the date of such termination as full and complete liquidated damages and not as a penalty. Notwithstanding the foregoing, Harvest Health shall return to Hightimes the entire amount of all such Contract Deposits previously made if this Purchase Agreement is terminated by Hightimes or Buyer:

(i) due to an intentional and deliberate failure or refusal by Harvest Health or any Seller to cooperate with Hightimes and Buyer in respect of their efforts to obtain Regulatory Approvals or otherwise close the Transaction; or

(ii) within three business days of discovering that Harvest Health or any Seller intentionally and deliberately failed to disclose a Material Adverse Change in the Seller Disclosure Letter delivered by Seller to Buyer in accordance with Section 9(c) of this Purchase Agreement.

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As used herein, the term “Material Adverse Change” means any circumstance, occurrence, event, condition or change that has a material adverse change on the business, results of operations, or financial condition of the Dispensaries; provided, however, that “Material Adverse Change” shall not include any circumstance, occurrence, event, condition or change attributable to: (A) general economic or political conditions; (B) conditions affecting the industries in which the Dispensaries operate, including resulting from the COVID-19 virus; (C) any changes in financial, banking or securities markets in general; (D) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any changes in applicable laws (or the enforcement thereof) or accounting rules (including GAAP); or (F) the failure of any Seller to obtain any Regulatory Approval or Required Third-Party Approval; provided, further, that in the case of each of the foregoing clauses (A)-(F), any such circumstance, occurrence, event, condition or change shall be excluded only to the extent that the Seller is not disproportionately affected compared to Persons operating in the same industry in which the Seller operates.

4. Representations and Warranties of the Parties. On the Effective Date, each of the Parties has made their respective representations and warranties set forth on Exhibit F annexed hereto and made a part hereof; provided, however, that the representations and warranties with respect to the HAH Dispensaries shall be contained in the HAH Assignment and Assumption Agreements.

5. Lockup Agreement. On the Closing Date, Harvest Health shall enter into a lockup agreement with Hightimes in the form of Exhibit G annexed hereto and made a part hereof (the “Lockup Agreement”), pursuant to which, inter alia, Harvest Health may not affect any sale, assignment, pledge or transfer of the Series A Preferred Stock or any Common Stock issuable upon optional or mandatory conversion of the Preferred Stock (the “Conversion Shares” and with the Series A Preferred Stock, the “Hightimes Securities”) for a period of six (6) months following the Closing Date (the “Initial Lockup Period”) and thereafter may effect public sales into the market of such Conversion Shares at the rate of 10% of such Conversion Shares every six (6) months (commencing on the six month anniversary of the Closing Date) with the balance of such Conversion Shares to be subject to public sales into the market at the expiration of such five (5) year lockup period. Any private transfers of the Conversion Shares shall subject the transferee to the provisions of such Lockup Agreement.

6. Proxy. On the Closing Date, Harvest Health shall grant to Adam E. Levin, a five year proxy coupled with an interest to vote all of the Hightimes Securities on behalf of Harvest Health at any regular or special meeting of stockholders of Hightimes or in connection with any written consent required of Hightimes stockholders. The form of proxy is annexed hereto as Exhibit H and made a part hereof (the “Proxy”). By its terms, the Proxy shall terminate with respect to any public sales of Conversion Shares permitted to be made by Harvest Health pursuant to the Lockup Agreement, but shall not terminate in connection with any private sales of Hightimes Securities and such transferee shall be subject to the terms thereof.

7. Closing. The Closing shall occur no later than three business days following the satisfaction or waiver of all closing conditions set forth herein and in the Exhibits hereto, or at such other time or on such other date as Buyer and Seller may mutually agree upon in writing (in either case, the “Closing Date”). Notwithstanding the foregoing, if all of the closing conditions set forth in Section 8 below shall not have been satisfied by June 30, 2020 or such later date as the Parties may agree (the “Outside Closing Date”), either Harvest Health or Hightimes may terminate this Agreement and the transactions contemplated hereby.

8. Closing Conditions. The Parties’ obligation to close the Transaction shall be subject to customary conditions, including without limitation:

(a) on or before a date which shall be 45 days from the Effective Date, Hightimes shall pay to Harvest Health the $4,000,000 Additional Deposit;

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(b) on the Closing Date, the applicable Seller shall have delivered to Hightimes, in exchange for the Purchase Note and Series A Preferred Stock, the Acquired Equity and Assets, and Hightimes shall deliver to Harvest Health the Additional Deposit (if not already paid), the Purchase Note and a stock certificate evidencing the applicable number of shares of Series A Preferred Stock;

(c) on or before the Closing Date, Seller shall furnish to Buyer (i) all applicable Regulatory Approvals; and (ii) such additional consents, approvals, assignments and agreements from such third parties as shall be required to vest in the applicable Seller all right, title and interest in and to the Acquired Equity and Assets, including without limitation, the Third-Party Approvals and the Indenture Release (collectively, the “Required Third-Party Approvals”);

(d) no Material Adverse Change shall have occurred with respect to the Dispensaries;

(e) on or before the Closing Date, Harvest Health shall deliver to Hightimes the Lockup Agreement and to Adam E. Levin the Proxy referred to in Section 5 and Section 6 above.

(f) on or before the Closing, the Parties shall have obtained to the extent legally required, all consents of landlords under Leases to which any Dispensary is a party;

g) there exists no pending litigation, illegality or injunction that would prevent the Closing and consummation of the Transactions contemplated by this Purchase Agreement; and

(h) such other closing conditions as may be set forth in a mutually acceptable amendment to this Purchase Agreement.

9. Furnishing of Information.

(a) To the extent allowed under applicable law, Harvest Health, as the “Disclosing Party” shall provide Hightimes, and its respective Representatives (as defined below): (i) access to the offices, properties and other facilities, books and records, employees, vendors, customers and advisors of Disclosing Party with respect to the Dispensaries; and (ii) access to such financial and operating data, agreements, documents and other information regarding the business, operations, assets, liabilities, financial condition and prospects of the Dispensaries as Hightimes and its Representatives may from time to time reasonably request. “Representatives” shall mean: (a) employees of Hightimes; (b) Hightimes attorneys, accountants or other professional business advisors or consultants engaged, in whole or in part, in connection with evaluating the Transaction; and (c) directors, officers, shareholders, members, managers and advisors of the Hightimes.

(b) On or before April 27, 2020, Hightimes shall furnish to Harvest Health a due diligence request list with respect to each Seller and the Dispensaries (the “Due Diligence Request List”).

(c) On or before the date that is ten (10) business days following receipt of the Due Diligence Request List, Harvest Health shall furnish to Hightimes, the Seller Disclosure Letter referred to in Exhibit F annexed hereto, which Seller shall have the right to supplement or amend from time to time prior to the Closing with respect to any matter hereafter arising or of which it becomes aware after the Effective Date.

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10. Confidentiality. Each of the Parties acknowledges and agrees that it is bound by the Mutual Nondisclosure Agreement, dated as of January 22, 2020, by and between Hightimes and Harvest Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of Harvest Health (the “NDA”), and that such NDA is hereby incorporated by reference in this Agreement and made an integral part hereof. Neither the Buyer nor Harvest Health shall publish or release to third-parties derogatory or disparaging statements about each other or any other Party-affiliated companies, their owners or representatives, their employees or their shareholders, members, officers, managers or directors in any form or medium of communication of any kind, including but not limited to interviews, phone calls, emails, social media, internet spamming, chat rooms, blogging and web sites.

11. Fees and Expenses. Each Party shall bear its or his own expenses, including without limitation all fees and expenses of its Representatives, in connection with due diligence and the negotiation and preparation of this Purchase Agreement and the Exhibits hereto.

12. Governing Law; Choice of Forum. This Purchase Agreement shall be governed by, and construed in accordance with, the laws and regulations of the State of California without regard to any law or principle that otherwise would cause the application of any law(s) of any other state or jurisdiction. Any dispute among the Parties which cannot be settled by mutual agreement shall be subject to final and binding arbitration before a retired judge in accordance with the JAMS dispute resolution system located in Los Angeles, California. The losing Party in any such arbitration shall bear 100% of the costs of such arbitration. The decision of the arbitrator shall be final and binding on the Parties hereto and may be enforced by the prevailing Party in any court of competent subject matter jurisdiction located in Los Angeles County, State of California. Each Party consents to the venue, and the personal jurisdiction over such Party, of such court located in Los Angeles County, State of California, in (or with respect to) any such action, suit, claim, or cause of action. Further, each Party waives any and all arguments, motions and other objections that any court located in Los Angeles County, State of California, is an inconvenient forum (forum non conveniens) for any such action, suit, claim or cause of action.

13. Entire Agreement. The legally binding obligations of this Purchase Agreement and the other documents to be delivered hereunder and the Exhibits hereto (collectively, the “Transaction Documents”) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior or contemporaneous negotiations, understandings, agreements, promises, representations and/or warranties with respect thereto.

14. Counterparts. This Purchase Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. The delivery of facsimile or .pdf email signatures to this Purchase Agreement shall have the same force and effect as delivery of original signatures.

15. Termination. This Purchase Agreement may be terminated at any time prior to the Closing as follows:

(a) the mutual agreement of Hightimes and Harvest Health;

(b) by Hightimes upon written notice to Harvest Health if there is a Material Adverse Change;

(c) by Hightimes upon written notice to Harvest Health if Hightimes is not then in material breach of any provision of this Purchase Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Harvest Health or any Seller pursuant to this Purchase Agreement that would give rise to the failure of any of the conditions specified in Section 8 and such breach, inaccuracy or failure cannot be cured by the Harvest Health within 10 days of Harvest Health’s receipt of written notice of such breach from Hightimes;

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(d) by Harvest Health upon written notice to Hightimes if Harvest Health is not then in material breach of any provision of this Purchase Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Hightimes pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8 and such breach, inaccuracy or failure cannot be cured by Hightimes within 10 days of Hightimes’s receipt of written notice of such breach from Harvest Health;

(e) by Hightimes or Harvest Health in the event that: (i) there shall be any law that makes consummation of the transactions contemplated by this Purchase Agreement illegal or otherwise prohibited; or (ii) any governmental authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Purchase Agreement, and such governmental order shall have become final and non-appealable;

(f) by either Harvest Health or Hightimes in the event the Closing has not occurred by by the Outside Closing Date; and

(g) by Hightimes’ failure to make the $4,000,000 Additional Deposit in accordance with Section 3(b).

In the event of the termination of this Purchase Agreement in accordance with this Section 15, this Purchase Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (i) as set forth in Section 3(c) with respect to Harvest Health’s retention of the Contract Deposits; and (ii) the obligations of the Parties contained in Sections 10-17 of this Purchase Agreement shall survive in accordance with their terms following any termination of this Purchase Agreement.

16. Material Non-Public Information Warning. The Transaction may constitute material, non-public information concerning Hightimes and Harvest Health. Each Party acknowledges that securities laws prohibit any person who is aware of this information from purchasing or selling securities of either party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities of Hightimes or Harvest Health in reliance upon such information.

17. Public Announcements. Hightimes had Harvest Health may each make any public announcement in respect of this Purchase Agreement or the transactions contemplated hereby; provided, that each of them shall obtain the prior written approval of the other with respect to the contents of any such announcement.

18. Exclusivity. Until such time as this Purchase Agreement is terminated in accordance with the provisions of Section 15 (the “Exclusivity Period”), neither Harvest Health, ICG nor its Representatives shall, directly or indirectly: (i) initiate any contact with; (ii) solicit, encourage or respond to any inquiries or proposals by; (iii) enter into or participate in any discussions or negotiations with; (iv) disclose any information concerning the business, assets, liabilities, income, expenses, or properties of such party to; (v) afford any access to the properties, books or records of such party to; or (vi) enter into any agreement, term sheet or contract with, or consummate or close any transaction with, any individual(s) and/or entity(ies) in connection with any possible proposal regarding a Competing Opportunity (as defined below). Notwithstanding the foregoing, nothing shall preclude, prohibit, limit or otherwise restrict the Parties from proceeding with the Transaction. “Competing Opportunity” shall mean (x) the direct or indirect sale or purchase of all or any portion of the stock, membership interests or other equity of any of the Dispensaries; (y) a merger or consolidation involving Harvest Health; or (z) any similar transaction that would make the consummation of the Transaction contemplated hereby impossible or impracticable.

Balance of page intentionally left blank – signature page follows

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If the foregoing is acceptable, please so indicate by counter-executing and dating this Purchase Agreement below and returning it to the undersigned.

Very truly yours,

Hightimes Holdings Corp.

By:	/s/ Adam E. Levin
Adam E. Levin, Executive Chairman

HHI Acquisition Corp.

By:	/s/ Adam E. Levin
Adam E. Levin, Executive Chairman

Accepted and agreed as of

April __, 2020:

Harvest Health & Recreation Inc.

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

/s/ Steve White
Steve White

Harvest of California, LLC

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

Interurban Capital Group, Inc.

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

Core Competencies LLC

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

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EXHIBIT A

Dispensaries

Harvest Dispensaries	Ownership/Transfer Rights
1. Holdings of Harvest CA, LLC dba Harvest of Palm Springs

Harvest of California – 100%

Harvest of California, a California limited liability company (“HOC”) is a wholly-owned subsidiary of Harvest Enterprises, Inc., a Delaware corporation which, in turn, is a wholly-owned subsidiary of Harvest Health

2. Hyperion Healing, LLC dba Harvest of Venice

Harvest of California – 60%

Annie Bishop – 20.4%

Danny Shu – 19.6%

HOC has drag rights to force the minority owners to sell their interests. HOC also has an option to acquire the 40% minority interests

3. Harvest of Merced, LLC

Harvest of California – 5%

Steve White – 83%

Edgar Contreras – 5%

Anna Blazevich – 5%

Brian Vicente – 2%

Steve White is the CEO of Harvest Health and he and HOC will transfer their respective interests, subject to the Buy/Sell and ROFR provisions set forth in the operating agreement of the company and any required regulatory approvals

Neither HOC nor Steve White has any drag rights

Buy/Sell – any Member has the right to offer to buy interests of other Member(s) and the Member(s) receiving the offer have right to either accept the offer or acquire the interests of the offering Member

ROFR - no Member may transfer any interests unless it first offers to sell such interests to the other Members (other Members not required to match any earnest money or similar deposit or any security requirements)

4. Harvest of Riverside, LLC dba Harvest of Homeland

Sandra Christensen – 100%

As of the date hereof, neither Harvest Health nor any Seller has any rights to acquire any interests in Harvest of Riverside. HOC is currently negotiating with Ms. Christensen to acquire 95% of her interests and is confident that such transaction can be consummated prior to the Closing

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5. Harvest of Hanford, LLC	Steve White – 100% Steve White is the CEO of Harvest Health and will transfer his interests, subject to any required regulatory approvals
HAH Dispensaries	Ownership/Transfer Rights
6. HAH 1 LLC 1894 E. Hobsonway Blythe, CA 92225

Ryan Kunkel – 100%

Contingent Interests = 100%*

Kunkel has assigned his interests to Core Competencies LLC (a wholly-owned subsidiary of ICG); provided, however, that such assignment is contingent upon receipt of all regulatory approvals

*Assignment of Contingent Assignment requires consent of the Manager (i.e., Kunkel)

7. HAH 2 CA LLC 152 Geary St. San Francisco, CA 94108

Ryan Kunkel – 51%

Todd Shirley – 9%

Alexis Bronson – 40%

Contingent Interests = 60%*

Kunkel and Todd Shirley have assigned their interests to Core Competencies LLC (a wholly-owned subsidiary of ICG); provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Neither ICG nor Harvest holds any rights to acquire the 40% interest held by Bronson

*Assignment of Contingent Assignment requires consent of the Board of Managers of HAH 2 CA LLC

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8. HAH 3 LLC 590 South E St. San Bernardino, CA 92408

Ryan Kunkel – 72%

Charles Boyden – 25%

Constancio Sanchez – 3%

Contingent Interests = 100%*

Sanchez has assigned his interests to Kunkel; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Sanchez’s assignment will either need to be cancelled and a replacement contingent assignment executed whereby he assigns his interests to ICG, or Kunkel will be required to assign Sanchez’s interests directly to the Buyer

Kunkel and Boyden have assigned their interests to ICG; provided, however, that such assignments are contingent upon receipt of all regulatory approvals

*Assignment of Contingent Assignment requires consent of the Manager (i.e., Kunkel)

9. HAH 4 CA LLC 5600 Geary Blvd. San Francisco, CA 94121

Ryan Kunkel – 60%

JanAva Whitmere – 40%

Contingent Interests = 60%*

Kunkel has assigned his interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Neither ICG nor Harvest holds any rights to acquire the 40% interest held by Whitmere

*Assignment of Contingent Assignment requires consent of the Board of Managers of HAH 4 CA LLC

10. HAH 5 LLC 709 and 721 Broadway (2 locations) Oakland, CA 94607

Ryan Kunkel – 49%

J. Chase – 51%

Contingent Interests = 49%*

Kunkel has assigned his interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Neither ICG nor Harvest holds any rights to acquire the 51% interest held by Chase

*Assignment of Contingent Assignment requires consent of the Board of Managers of HAH 5 LLC

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11. The Black Card LLC 7817 Oakport St. Oakland, CA 94621

Ryan Kunkel – 50%

Marshall Crosby – 50%

Contingent Interests = 50%*

Kunkel has assigned his interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Neither ICG nor Harvest holds any rights to acquire the 50% interest held by Crosby

*Assignment of Contingent Assignment requires consent of the Board of Managers of The Black Card LLC

12. HAH Coalinga LLC 286 N. 5th St. Coalinga, CA 93210

Ryan Kunkel – 100%

Contingent Interests = 100%*

Kunkel has assigned his interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

*Assignment of Contingent Assignment requires consent of the Manager (i.e., Kunkel)

13. Reefside Health Center Inc. 1104 Ocean St. Santa Cruz, CA 95060

Have a Heart Santa Cruz, LLC (“HAHSC”) – 9.9%

Jakob Laggner – 90.1%

Contingent Interests = 9.9%

Kunkel owns 100% of HAHSC and has assigned his HAHSC interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

HAHSC is obligated to pay $10,000 month to Laggner pursuant to an option agreement whereby HAHSC has the option to acquire Laggner’s 90.1% interest for $2,252,500; the monthly payments do not reduce the purchase price for the interests. The obligation to pay $10,000 per month is capped at $2,000,000 if terminated prior to option exercise

Despite the option, the City of Santa Cruz does not permit the transfer of more than 20% of the ownership interest of a licensed entity

Any owner of Reefside Health Center Inc. must be a local resident

*Assignment of Contingent Assignment requires consent of the Manager (i.e., Kunkel)

Additional disclosure regarding Ryan Kunkel: Ryan Kunkel (“Kunkel”) is a former shareholder of ICG. Harvest Health acquired ICG via a merger agreement on March 10, 2020. On April 3, 2020, Harvest Health filed a Notice of Intention to Arbitrate before the Judicial Dispute Resolution, LLC in Seattle, Washington against Kunkel and certain other parties to the merger agreement to compel mandatory arbitration for breach of contract, engaging in unfair or deceptive acts or practices, tortious interference with contractual relationships, and awards of damages, treble damages, and fees and costs. On April 2, 2020, Kunkel filed a motion for temporary restraining order seeking access to certain records and accounts related to the operation of its business. On April 7, 2020, the court denied the motion. The current state of litigation with Kunkel is limited to operations in the State of Washington and continues to evolve on a daily basis.

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EXHIBIT B

Form of HAH Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

(NAME OF HAH DISPENSARY)

This Assignment and Assumption Agreement (the “Agreement”), effective as of __________ ●, 2020 (the “Effective Date”), is by and between Interurban Capital Group, Inc., a Delaware corporation (“ICG”), and HHI Acquisition Corp., a Delaware corporation (“HHI”). ICG and HHI are hereinafter sometimes individually referred to as a “Party” and collectively, as the “Parties”.

WHEREAS, Harvest Health & Recreation Inc., a British Columbia corporation (“HHR”) recently acquired via merger the capital stock of ICG (the “Acquisition”), which stock was subsequently contributed to HHR’s wholly owned subsidiary, Harvest Enterprises, Inc., a Delaware corporation (“Enterprises” and collectively with HHR, “Harvest”);

WHEREAS, pursuant to a Managerial, Administrative, and Operational Services Agreement, dated February 6, 2020, between ICG and the Licensed Entity (the “Management Agreement”) 1, ICG is engaged in the business of managing a retail cannabis dispensary located at [ADDRESS] (the “Premises”), which is owned and operated by [NAME OF HAH DISPENSARY], a California limited liability company that holds a Cannabis License from the Cannabis Regulators (the “Licensed Entity”);

WHEREAS, in connection with the Acquisition, ICG, the Licensed Entity, and Ryan Kunkel (“Kunkel”), entered into an Assignment and Assumption of the membership interest of the Licensed Entity (the “Licensed Entity Assignment”), pursuant to which Kunkel conditionally assigned his [__]% membership interest in Licensed Entity to ICG, to be effective upon satisfaction of the terms and conditions therein; a true copy of which Licensed Entity Assignment is annexed hereto as Exhibit A and made a part hereof;2

WHEREAS, pursuant to the terms and conditions of a purchase agreement dated April [*] 2020 among Hightimes Holding Corp., a Delaware corporation (“Hightimes”), HHI, Harvest, ICG, Core Competencies LLC, a California limited liability company and certain other parties thereto (the “Purchase Agreement”), ICG now desires to assign its interest in the Management Agreement and the Licensed Entity Assignment to HHI (collectively, the “Assigned Contracts”), and HHI desires to accept the assignment of the Assigned Contracts, upon the terms and conditions set forth herein.

1 NTD: Delete if not applicable.

2 NTD: Add other third parties, as applicable.

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NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Cannabis License” means any authorization, permit or license otherwise required by Cannabis Regulators for Licensed Entity to operate the Licensed Entity Business.

“Cannabis Regulators” means the California Department of Consumer Affairs, Bureau of Cannabis Control, California Department of Food and Agriculture and the California Department of Public Health or other state or municipal regulatory body responsible for the regulation and enforcement of the Licensed Entity Business.

“Licensed Entity Business” means collectively, the business of Licensed Entity as currently conducted, including without limitation, the ownership, operation and/or management of cannabis licenses and cannabis dispensaries by the Licensed Entity.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“UCC” means the Uniform Commercial Code as in effect in the State of Arizona.

Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

2. Assignment and Assumption. ICG hereby irrevocably and unconditionally sells, assigns, grants, conveys and transfers to HHI all of ICG’s right, title and interest in and to the Management Agreement and subject to satisfaction of the conditions set forth in Section 3 below, the Licensed Entity Assignment. HHI hereby accepts such assignment and, as consideration for such assignment, assumes and agrees to pay, perform and discharge when due any and all Liabilities of ICG arising out of or relating to the Licensed Entity Business, prior to, on or after the date hereof (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a) all trade accounts payable of ICG to third parties in connection with the Licensed Entity Business that remain unpaid as of the date hereof;

(b) all Liabilities arising under or relating to the Licensed Entity Management Agreement, the Licensed Entity Assignment, [include leases and/or guarantees, as applicable], including, without limitation, any Liabilities of ICG or Licensed Entity to finance or fund the Licensed Entity Business or otherwise pay any obligations of Licensed Entity under any organizational documents of Licensed Entity or other contractual arrangement of Licensed Entity; and

(c) all Liabilities for (i) taxes relating to the Licensed Entity Business, the Licensed Entity Management Agreement, the Licensed Entity Assignment or the Assumed Liabilities for any taxable period (or any portion thereof), and (ii) Taxes for which Buyer is liable pursuant to Section 7(a)(ii).

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Notwithstanding the foregoing, the Assumed Liabilities shall not mean or include any notes, debts or other obligations payable by the Licensed Entity to ICG or Harvest, any direct or indirect subsidiary of HHR, or any officer, director, holder of 5% or more of the securities of HHR, ICG or Harvest (each, an “Affiliate” and collectively, the “Affiliated Obligations”); all of which Affiliated Obligations shall be cancelled or terminated at the Closing.

3. Conditions to Effectiveness.

(a) Conditions to Effectiveness of this Agreement. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

(i) Each Party shall have delivered to the other Party duly executed counterparts of this Agreement;

(ii) Each Party shall have delivered to the other Party duly executed counterparts of the Assignment and Assumption Agreements with respect to the other HAH Dispensaries (collectively, the “HAH Assignments”), to the extent each such HAH Dispensary is included in the Transaction pursuant to the terms and conditions of the Purchase Agreement; and

(iii) Each Party shall have delivered to the other Party such other documents or instruments as the receiving Party reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Conditions to Effectiveness of the Transfer of the Licensed Entity Assignment. Notwithstanding anything herein to the contrary, the assignment of the Licensed Entity Assignment is contingent upon Licensed Entity, ICG and HHI receiving any and all required approvals from each Cannabis Regulator, as required by any applicable laws, rules or regulations pertaining thereto, as necessary for the consummation of the assignment of the Licensed Entity Assignment (the “Regulatory Approvals”). For the avoidance of doubt, the condition described in this Section 3(b) shall relate solely to the effectiveness of the assignment of the Licensed Entity Assignment and shall have no impact on the effectiveness of any other provision of this Agreement, including, without limitation, the assignment of the Management Agreement, the assumption of the Assumed Liabilities and the covenants of HHI hereunder.

4. Pledge Agreement. Pursuant to the Purchase Agreement, in order to secure the obligations of HHI and Hightimes thereunder and under this Agreement, Hightimes has pledged to HHR 100% of the issued and outstanding shares of capital stock of HHI that are owned of record and beneficially by Hightimes pursuant to a pledge agreement dated as of the Effective Date (the “Pledge Agreement”).

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5. Covenants.

(a) Covenants of HHI. HHI hereby covenants and agrees that HHI shall:

(i) (A) take all reasonable action to maintain all rights, privileges and franchises, Cannabis Licenses, and/or any other permits necessary or desirable in the normal conduct of the Licensed Entity Business, and (B) comply with all applicable laws;

(ii) (A) promptly pay any and all transfer, sales, use, registration, documentary, stamp, value added and other such taxes and fees when due (including any penalties and interest) incurred in connection with this Agreement, if any, (and ICG shall cooperate with respect thereto as necessary) and (B) promptly pay any and all taxes, assessments, maintenance fees and governmental charges or any other claims (including, without limitation, claims for labor, materials and supplies) related to the Licensed Entity Business prior to the date penalties are attached thereto, except to the extent that such taxes, assessments, maintenance fees and charges shall be contested in good faith by HHI, which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof, and (C) timely file any tax return or other document with respect to such taxes or fees;

(iii) provide immediate written notice of (A) any default or Event of Default hereunder; (B) any and all correspondence from any Cannabis Regulator relating to (1) the Regulatory Approvals, (2) the expiration, suspension, termination or non-renewal of a Cannabis License (or any pending or threatened action or proceeding in connection with the expiration, suspension, termination or non-renewal of a Cannabis License) or (3) any action or omission which might lead to the expiration, suspension, termination or non-renewal of a Cannabis License, or (C) any event causing a substantial loss or diminution in the value of all or any material part of the Licensed Entity Business and the amount or an estimate of the amount of such loss or diminution;

(iv) at its cost and expense, shall protect and defend this Agreement, all of the rights of ICG hereunder, against all claims and demands of other parties, including, without limitation, defenses, setoffs, claims and counterclaims asserted by any person against HHI and/or ICG;

(v) will not sell, assign, hypothecate, lease, license, transfer or otherwise dispose of, or grant, create or permit to exist any claim to or security interest upon, or in any of Assigned Contracts (or any interest therein) other than those imposed by this Agreement;

(b) General Covenants.

(i) Unless otherwise required by applicable law, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

(ii) [include standalone assignments for leases, as applicable].

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(iii) If HHI fails to pay any taxes, assessments, expenses or charges, or fails to keep all of the Collateral free from other security interests, encumbrances or claims, or to perform otherwise as required herein, ICG may advance the monies necessary to pay the same, to accomplish such repairs, to procure and maintain such insurance or to so perform. ICG is hereby authorized to enter upon any property in the possession or control of HHI for such purposes;

6. Indemnification. HHI shall indemnify ICG and its affiliates and their respective successors, assigns and shareholders and the directors, officers, employees, agents and attorneys of the foregoing (collectively, the “Indemnified Parties”) against, and shall hold ICG harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Parties are designated parties thereto) that may be imposed on, incurred by, or asserted against the Indemnified Parties, in any manner relating to or arising out of (a) any inaccuracy in or breach of any of the representations or warranties of HHI contained in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by HHI pursuant to this Agreement; or (c) any Assumed Liabilities.

7. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

If to ICG:	c/o Harvest Health and Recreation Inc. 1155 W. Rio Salado Parkway, Suite 201 Tempe, Arizona 85281 Attn: Brian Manning, Assistant General Counsel Email: bmanning@harvestinc.com

If to HHI:	[ADDRESS] Email: [EMAIL ADDRESS]

8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California conflict of law provision or rule (whether of the State of California or any other jurisdiction).

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

INTERURBAN CAPITAL GROUP, INC.

By:
Name:
Title:

HHI ACQUISITION CORP.

By:
Name:
Title:

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EXHIBIT A

Licensed Entity Assignment

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EXHIBIT C

Form of Certificate of Designations

HIGHTIMES HOLDING CORP.

The undersigned, the Executive Chairman of Hightimes Holding Corp., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the following resolution creating a series of preferred stock to be designated as Series A Convertible Preferred Stock, was duly adopted on April 24, 2020.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), there hereby is created out of the 10,000,000 shares of authorized preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation, as authorized in Article FIFTH of the Corporation’s Certificate of Incorporation, a series of Preferred Stock of the Corporation, to be designated “Series A Preferred Stock,” consisting of six hundred and seventy five thousand (675,000) shares of Hightimes’ 16% Series A voting convertible preferred stock, par value $0.0001 per share, which Series A Preferred Stock shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Number.

(a) A series of Preferred Stock of the Corporation, designated as voting, convertible Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be six hundred and seventy five thousand (675,000) shares.

(b) The stated value of the Series A Preferred Stock shall be One Hundred Dollars ($100.00) per share (“Stated Value”).

(c) The Series A Preferred Stock is being issued to Harvest Health & Resources, Inc. (“Harvest”) pursuant to the terms of an equity purchase agreement among the Corporation, Harvest and the “Seller” signatories thereto (the “Purchase Agreement”).

(d) As used in this Certificate, the term “Holder” shall mean Harvest or one or more other holder(s) of shares of Series A Preferred Stock that is a subsidiary of Harvest.

2. Rank. All shares of the Series A Preferred Stock shall rank:

(a) senior to (i) the Corporation’s Class A voting Common Stock, $0.0001 par value per share, of the Corporation (the “Class A Common Stock”) or non-voting Class B common stock, $0.0001 par value per share, of the Corporation (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and (ii) except as set forth in Section 2(b) below, any other class of Preferred Stock which shall be specifically designated as junior to the Series A Preferred Stock, (collectively, with the Common Stock and Preferred Stock, the “Junior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

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(b) pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”), it being understood that (i) the issuance of any Pari Passu Securities shall be subject to the prior approval and consent of Harvest, and (b) the Series A Preferred Stock shall be pari passu with and on parity to all classes or series of convertible Preferred Stock hereafter issued by the Corporation with the consent of Harvest; and

(c) junior to any class or series of secured debt securities or indebtedness of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends. Commencing September 30, 2020, the Series A Preferred Stock shall pay a quarterly dividend at the rate of 16% per annum (the “Stated Dividend”). The Stated Dividend shall accrue and shall be added to the face amount of the Series A Preferred Stock issuable upon conversion of the Series A Preferred Stock. In addition, the Holders of the Series A Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid on any Common Stock, and the Series A Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder of Series A Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock. The right to dividends on shares of Series A Preferred Stock shall not be cumulative, and no right shall accrue to Holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

4. Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to aggregate number of shares of Series A Preferred Stock then outstanding multiplied by one hundred dollars ($100.00). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with Holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

5. Voting Rights. Except as otherwise set forth herein, the Series A Preferred Stock shall vote together with the Class A Common Stock and not as a separate class on an “as converted” basis. Each share of Series A Preferred Stock shall have the number of votes equal to the result of dividing $67,500,000 by $1.00 per share, after giving effect to the 11-for-one forward stock split of outstanding Class A Common Stock which has been duly approved by the Corporation (the “Approved Stock Split”) and is to be consummated promptly following the completion of the pending Regulation A+ initial public offering of up to $50,000,000 of the Corporation’s Class A Common Stock at $11.00 per share, or an aggregate of 67,500,000 votes (as such number of votes may be adjusted by reason of any forward or reverse stock splits or recapitalization of the Corporation’s outstanding Class A Common Stock, other than the Approved Stock Split). Except as otherwise set forth herein, the Holders of Series A Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock; in which event the Series A Preferred Stock may vote as a separate class with respect to such amendment. The Holders of each share of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with Holders of the Class A Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the Holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

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6. Conversion.

(a) Optional Conversion. Harvest Health or any permitted Holder may convert all or any portion of the Series A Preferred Stock into shares of Hightimes Class A Common Stock, as traded on the OTCQX Market or other securities exchange, at a conversion price per share of USD$11.00, subject to adjustment in the event of any forward or reverse stock split of the Class A Common Stock; provided, that in no event shall the number of shares of Hightimes Class A Common Stock issuable upon full conversion of the Series A Preferred Stock (the “Conversion Shares”), exceed 19% of the issued and outstanding shares of Hightimes Class A Common Stock, after giving effect to such optional conversion.

(iv) Mandatory Conversion. To the extent not previously converted into Conversion Shares, the then outstanding shares of Series A Preferred Stock shall be subject to automatic conversion into Class A Common Stock on the earlier to occur of (a) two (2) years from the Closing Date under the Purchase Agreement, or (b) if the market capitalization of the Class A Common Stock, based on the volume weighted average closing prices for any ten (10) consecutive trading days, shall equal or exceed USD$300,000,000. In either event, the per share conversion price of the Series A Preferred Stock shall be the volume weighted average closing price for any ten (10) consecutive trading days immediately preceding the date of automatic conversion (the “Mandatory Conversion Price”). Notwithstanding the foregoing, in no event shall the aggregate number of Conversion Shares exceed 19% of the issued and outstanding shares of Hightimes Class A Common Stock, after giving effect to any prior optional conversion or a mandatory conversion.

7. Notice of Conversion. Upon a Conversion of shares of Series A Preferred Stock, the Holder of Series A Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed notice of Conversion to the Corporation (Attention: Corporation), no later than ten (10) days prior to the record date of such Conversion (the “Notice of Conversion”) and (ii) the Holder of Series A Preferred Stock shall surrender or cause to be surrendered only those original certificates of Series A Preferred Stock that shall be converted into Conversion Shares (the “Series A Preferred Stock Certificates”), duly endorsed. Upon receipt by the Corporation of the Holder’s original certificates representing the Series A Preferred Stock subject to Conversion and the Notice of Conversion, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Series A Preferred Stock Certificates has been received and the date upon which the Corporation expects to deliver the Conversion Shares issuable upon such Conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion Shares.

8. Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issuance Date”), the shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by forward or reverse split(s) of the outstanding Class A Common Stock, recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each Holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such stock split(s), recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a Holder of the number of shares of Class A Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

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9. Reservation of Class A Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

10. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

11. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

12. Redemption. The Series A Preferred Stock is not redeemable.

13. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Delaware General Corporation Law, of (i) a majority of the outstanding Series A Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Delaware General Corporation Law and the Certificate of Incorporation.

14. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series A Preferred Stock (the “Series A Majority Holders”):

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

(b) issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 14 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

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15. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

16. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

17. Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

18. Certain Definitions. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to Harvest, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by Harvest. The term “Person” shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

19. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are as set forth in the Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

* * * * *

25

The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on [  ], 2020.

HIGHTIMES HOLDING CORP.

By:
Name:	Adam E. Levin
Title:	Executive Chairman

26

EXHIBIT D

Allocation Schedule

Dispensary	Allocation
Holdings of Harvest CA, LLC dba Harvest of Palm Springs	$4,000,000.00
Hyperion Healing, LLC dba Harvest of Venice	$5,500,000.00
Harvest of Merced, LLC	$3,000,000.00
Harvest of Riverside, LLC dba Harvest of Homeland	$3,000,000.00
Harvest of Hanford, LLC	$3,000,000.00
HAH 1 LLC (Blythe)	$5,500,000.00
HAH 2 CA LLC (Geary 152)	$6,000,000.00
HAH 3 LLC (San Bernardino)	$10,000,000.00
HAH 4 CA LLC (Geary 5600)	$6,000,000.00
HAH 5 LLC (Oakland)	$12,000,000.00
The Black Card LLC (Oakport)	$7,500,000.00
HAH Coalinga LLC (Coalinga)	$7,500,000.00
Reefside Health Center Inc. (Santa Cruz)	$7,000,000.00

EXHIBIT E

Form of Purchase Note

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE BORROWERS.

SECURED PROMISSORY NOTE

Issuance Date: _____________ __, 2020	$7,500,000

FOR VALUE RECEIVED, (A) HHI Acquisition Corp. a Delaware corporation (the “Company”) and a wholly owned subsidiary of Hightimes Holding Corp., a Delaware corporation (“Hightimes”), hereby unconditionally promises to pay to the order of Harvest Health & Recreation Inc., a British Columbia corporation (“Harvest Health”) and/or its successors and assigns (the “Holder”), at such place as the Holder may from time to time designate, the principal sum of up to SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), or such lesser amount as may payable pursuant to the Purchase Agreement (the “Principal Indebtedness”), inclusive of interest on the outstanding Principal Indebtedness evidenced by this Note at the Interest Rate, or if applicable, the Default Interest Rate,set forth below.

This Note is the “Purchase Note”, as that term is defined in the Purchase Agreement, dated as of April __, 2020 (the “Purchase Agreement”), between and among the Company, Hightimes, Harvest Health, Steve White (“White”), Harvest of California LLC, a California limited liability company (“HOC”), Interurban Capital Group, Inc., a Delaware corporation (“ICG”) and Core Competencies LLC, a California limited liability company (“CCL” and together with White, HOC and ICG, individually and collectively, the “Seller”). Unless otherwise expressly defined in this Note, all capitalized terms used herein shall have the same meaning as assigned to them in the Purchase Agreement.

(a) Principal Indebtedness. The entire Principal Indebtedness evidenced by this Note shall be due and payable on a date which shall be the one-year anniversary of the Issuance Date (the “Maturity Date”). Notwithstanding anything to the contrary, express or implied, contained in this Note, in the event of a Purchase Price Reduction, the original Principal Indebtedness evidenced by this Note is subject to appropriate reduction pursuant to the provisions of Section 2(b) of the Purchase Agreement.

(b) Interest. Except as provided in clause (d) below, the Principal Indebtedness outstanding hereunder from time to time shall bear interest at the rate of ten (10%) percent per annum (the “Interest Rate”) from the Issuance Date until the entire Principal Indebtedness, all accrued and unpaid interest thereon, and all other amounts and indebtedness payable under this Note, Loan Documents (as defined below) are paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. All accrued and unpaid interest shall be payable together with all outstanding Principal Indebtedness on the Maturity Date of this Note. All computations of interest shall be made on the basis of the actual number of days elapsed in a year of 360 days.

(c) Default Interest Rate. During any period in which an Event of Default has occurred and is continuing, interest shall accrue on the outstanding Principal Indebtedness at the rate equal to eighteen (18%) percent per annum (the “Default Interest Rate”).

(d) Prepayment. Subject to the terms and limitations of this Note, the Company may at any time and from time to time prepay all or any portion of the applicable outstanding Principal Indebtedness of this Note and all interest accrued thereon, in whole or in part, without premium or penalty, upon irrevocable written notice delivery to the Holder, which notice shall specify the date of such prepayment (the “Prepayment Date”) and the aggregate amount of such prepayment (“Prepayment Amount”). Any such prepayment shall be applied first to accrued and unpaid interest at the Interest Rate and, to the extent applicable, the Default Interest Rate, and thereafter to the unpaid Principal Indebtedness being prepaid. If any such notice is given, the Prepayment Amount shall be due and payable in cash or immediately available funds to the Holder of the Note on the date specified therein.

(e) Guaranty of Payment. By its execution of this Note, Hightimes hereby unconditionally and irrevocably guarantees the full and timely payment by the Company of the entire applicable amount of the Principal Indebtedness and all accrued interest thereon (collectively, the “Obligations”) that is due and payable to the Holder on the Maturity Date of this Note, pursuant to the terms and conditions of a guaranty in form and content reasonably acceptable to Harvest Health and Hightimes and to be executed and delivered by Hightimes on or before the Closing Date and Issuance Date of this Note (the “Guaranty”).

(f) Collateral to Secure the Guaranty. As collateral to secure the (i) the obligations of the Company under this Note, and (ii) the Guaranty and the Obligations of Hightimes under the Guaranty of this Note, Hightimes hereby agrees to pledge to the Holder 100% of the shares of capital stock of the Company (the “Pledged Securities”), all pursuant to the terms and conditions of a pledge agreement in form and content reasonably acceptable to Harvest Health and Hightimes and to be executed and delivered by Hightimes on or before the Closing Date and Issuance Date of this Note (the “Pledge Agreement”).

(g) Events of Default. The occurrence and continuation of any of the events described below shall be deemed to be an “Event of Default” under this Note.

(i) Nonpayment. The failure of the Company and/or Hightimes (collectively, the “Obligors”) to pay, when due all of the Obligation under this Note when due, including on the Maturity Date.

(ii) Breach under this Note. The failure of any Obligor to comply with any material provision of this Note; which breach, if capable of cure, is not fully cured by such Obligor within thirty (30) days of notice of such breach.

(iii) Breach under this Loan Documents. The failure of any Obligor to comply with any material provision of any document, instrument or agreement executed in connection with the indebtedness evidenced hereby including, without limitation, the Guaranty, the Pledge Agreement, or any other security document executed in connection with this Note (collectively, the “Loan Documents”); which non-compliance, if capable of cure, is not fully cured by such Obligor within thirty (30) days of notice of such breach.

(iv) Material Adverse Change. Any “Material Adverse Change” (as defined in the Pledge Agreement) with respect to the consolidated financial condition, property or prospects of Hightimes, or its ability to repay the obligations hereunder.

(v) Guaranty. The Guaranty has been revoked, rescinded, terminated or is, or claimed in good faith to be, otherwise not in full force and effect for any reason.

(vi) Voluntary Bankruptcy or Insolvency. The occurrence of any bankruptcy event with respect to the either of the Obligors, including: the filing by it of a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a receiver or trustee for any of their respective properties; an assignment by it for the benefit of creditors or an admission by any of them, in writing, of an inability to pay their respective debts as they become due; or the entry of a judgment of insolvency against it by any state, provincial or federal court of competent jurisdiction.

(vii) Involuntary Bankruptcy or Receivership. The occurrence of any of the following bankruptcy events with respect to either of the Obligors: the filing against any of them of a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a receiver or trustee for any of their respective properties which is not dismissed within sixty (60) days; the appointment of a receiver or trustee of any of their respective properties which is not discharged within thirty (30) days; or the attachment or execution by levy against any substantial portion of any of their respective properties which is not discharged within thirty (30) days.

Upon the occurrence and during the continuation of any Event of Default under this Note, at the Holder’s discretion, the Holder may exercise such rights and take the following actions to: (i) accelerate all Obligations owed by the Obligors and declare all outstanding Obligations then owing by the Obligors to be immediately due and payable; or (ii) exercise Holders rights with respect to the “Pledged Securities” under the Pledge Agreement. No remedy conferred upon or reserved to the Holder under this Note shall be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Note or now or hereafter existing at law or in equity or by statute or any other provision of law. No delay or failure to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

(h) This Note is intended to be governed by the laws of the State of California and subject to such venue or forum selection as set forth in the Purchase Agreement.

(i) It is agreed that time is of the essence in the performance of this Note. Upon the occurrence and during the continuation of an Event of Default under this Note that is not cured within the applicable cure period, if any, the Holder shall have the right and option to declare, without notice, all the remaining indebtedness of unpaid principal and interest evidenced by this Note immediately due and payable.

(j) The Obligors shall pay all of Holder’s reasonable fees and costs incurred in the preparation of this Note and any related documents. If this Note is placed in the hands of an attorney for collection, by suit or otherwise or to enforce its collection, the Company shall pay all reasonable costs of collection including reasonable outside attorneys’ fees.

(k) The Obligors hereby waive diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion. The obligors hereby further waive any rights pursuant to California Civil Code Sections 1479 and 2822 (and any amendments or successors thereto), to designate how payments will be applied, and acknowledges and agrees that Holder shall have the right in its sole discretion to determine the order and method of the application of payments on this Note.

(l) The obligation of Obligors to pay the applicable Obligations under this Note is absolute and unconditional, and there exists no Company right of set off, recoupment, counterclaim or defense of any nature whatsoever to payment of this Note.

(m) All agreements between the Holder and the Obligors are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum amount permissible under applicable law.

THE HOLDER AND THE OBLIGORS IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST HOLDER OR OBLIGORS IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE. THE OBLIGORS EACH ACKNOWLEDGE THAT THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS PART OF A COMMERCIAL TRANSACTION.

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IN WITNESS WHEREOF, this Note has been executed by each of the Obligors as of the day and year first set forth above.

HHI ACQUISITION CORP.

By:
Name:	Adam E. Levin
Title:	Executive Chairman

HIGHTIMES HOLDING CORP.

By
Name:	Adam E. Levin
Title:	Executive Chairman

EXHIBIT F

Representations and Warranties of the Parties

ARTICLE 1-A

REPRESENTATIONS AND WARRANTIES OF HARVEST HEALTH AND THE SELLER

Except as set forth in the Seller Disclosure Letter to be delivered in accordance with Section 9(c) of this Purchase Agreement, Harvest Health and each Seller hereby jointly and severally represents and warrants to Hightimes and Buyer as of the Effective Date and as of the Closing as follows in Sections 1.01 through 1.07:

Section 1.01 Organization. Harvest Health is a corporation duly organized under the laws of British Columbia, HOC is a limited liability company duly organized and validly existing under the laws of the State of California and ICG is a corporation duly organized and validly existing under the laws of the State of Delaware. Subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, each of Harvest Health and each Seller has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken or to be taken by Harvest Health and each Seller in connection with this Purchase Agreement will be duly authorized on or prior to the Closing.

Section 1.02 Ownership. Harvest Health is the record and beneficial owner of 100% of the issued and outstanding equity of Harvest Enterprises, Inc. and ICG, free and clear of all Liens. Harvest Enterprises, Inc. is the record and beneficial owner of 100% of the issued and outstanding equity of HOC. The authorized issued and outstanding equity of ICG is listed on Section 1.02 of the Seller Disclosure Letter. All of the outstanding shares of Harvest Health Common Stock are duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, there are no options, warrant or other rights to acquire any equity interests in any Seller. Except as set forth in Section 1.02 of on the Seller Disclosure Letter and subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, there are no outstanding (A) notes, bonds, indentures, or debt securities convertible into or exchangeable for equity of any Seller, (B) options, warrants or other agreements or commitments to acquire from equity of any Seller, or (C) contracts requiring any Seller to repurchase, redeem or otherwise acquire any of its Equity.

Section 1.03 Seller and Related Persons. Except as set forth on the Seller Disclosure Letter, and subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, no Seller is a party to or the beneficiary of any contract with any Seller relating to the business of the Dispensaries or provides inventory or other products or services to any Seller outside the ordinary course of business (each a “Related Person”).

Section 1.04 Power and Authority. Subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, each Seller has all requisite power and authority to execute and deliver this Purchase Agreement and the Exhibits hereto (collectively, the “Transaction Documents”), to carry out its respective obligations hereunder, and to consummate the transactions contemplated hereby. This Purchase Agreement has been duly executed and delivered by Harvest Health and each Seller and (assuming due authorization, execution and delivery by Hightimes) constitutes the legal, valid and binding obligation of Harvest Health and each Seller, enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 1.05 No Conflict. Except for the Regulatory Approvals, Required Third-Party Approvals or landlords consents or as otherwise set forth on the Seller Disclosure Letter, the execution, delivery and performance by Harvest Health and each Seller of this Purchase Agreement and other Transaction Documents do not conflict with, violate or result in the breach of, or create any Lien on the equity of any Seller or any of the assets of a Seller pursuant to any Contract, instrument, or Law to which Harvest Health or a Seller is a party or is subject or by which Harvest Health, any Seller or the Acquired Equity and Assets are bound. Except as set forth on the Seller Disclosure Letter, no governmental, administrative or other third-party consents or approvals are required to be obtained in connection with the execution and delivery of this Purchase Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 1.06 Litigation. Except as set forth on the Seller Disclosure Letter, there are no actions, suits, claims, investigations or other litigation pending or, to the knowledge of Harvest Health or any Seller, threatened against or by any Seller or its assets, including litigation or legal proceedings that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Purchase Agreement or the other Transaction Documents.

Section 1.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Purchase Agreement based upon arrangements made by or on behalf of Harvest Health or any Seller.

Section 1.08 Hightimes Securities. By its execution of this Purchase Agreement, Harvest Health hereby expressly represents and warrants that:

(a) the Series A Preferred Stock and all shares of Hightimes Class A Common Stock issuable upon conversion of the Series A Preferred Stock (collectively, the “Hightimes Securities”) issuable under this Purchase Agreement are or shall be restricted securities and have not been registered for resale under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, transferred, hypothecated or assigned by Harvest Health in the absence on a registration statement covering either or both of such Hightimes Securities that has been declared effective by the Securities and Exchange Commission (“SEC”) or the availability of an application exemption from the registration requirements of the Securities Act;

(b) such Hightimes Securities have been or shall be issued pursuant to Section 4(a)(2) of the Securities Act;

(c) Harvest Health is acquiring Hightimes Securities for investment only and not with a view toward the immediate resale or distribution thereof;

(d) Harvest Health has reviewed the SEC Reports filed by Hightimes with the SEC and understands the risks of its investment in Hightimes Securities.

ARTICLE 1-B

REPRESENTATIONS AND WARRANTIES OF HOC AND ICG

Except as set forth in the Seller Disclosure Letter to be delivered in accordance with Section 9(c) of this Purchase Agreement, HOC and ICG hereby represent and warrant to Hightimes and Buyer as of the Effective Date and as of the Closing as follows in Sections 1.09 through 1.17:

Section 1.09 Compliance with Laws; Permits. Except as set forth in Section 1.09 of the Seller Disclosure Letter, each Harvest Dispensary and each HAH Dispensary (each a “Subject Dispensary” and collectively, the “Subject Dispensaries”) has complied, and is now complying, with all laws applicable to the conduct of its business as currently conducted or the ownership and use of its assets. All Permits required for the conduct of the business of the Harvest Dispensaries as currently conducted or for the ownership and use of the assets held by the Harvest Dispensaries has been obtained by such Harvest Dispensary or its affiliates and are valid and in full force and effect. Specifically, each Harvest Dispensary has passed each inspection by the Bureau of Cannabis Control or other Governmental Authority at each location with respect to its record keeping of each item of inventory purchased, sold and retained at such location, and no Harvest Dispensary has been cited for any violations and is not subject to any fines or penalties imposed by any Governmental Authority.

Section 1.10 Liabilities. Except as set forth on the Seller Disclosure Letter,3 no Harvest Dispensary has any material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise relating solely to the business of such Harvest Dispensary, except obligations arising under this Purchase Agreement.

Section 1.11 Contracts. HOC has provided Hightimes with true and complete copies of all material Contracts applicable to each Dispensary. Except as set forth on Section 1.11 of the Seller Disclosure Letter, all such Contracts are in full force and effect and are enforceable in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. Except as set forth on Section 1.11 of the Seller Disclosure Letter, no Harvest Dispensary is in breach of or in default under, and, to the knowledge of HOC, no other party to any such Contract is in breach of or in default under, any such Contracts, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default. Neither HOC nor any Harvest Dispensary has received any written notice, and HOC has no knowledge, that any of the other parties under any such Contract has ceased, or intends to cease after the Closing, to do business with any Harvest Dispensary.

Section 1.12 Intellectual Property. Section 1.12 of the Seller Disclosure Letter identifies (i) each patent or registration which has been issued to each Harvest Dispensary with respect to any registered Intellectual Property relating to the business of the Subject Dispensaries, (ii) each pending patent application, (iii) all unregistered Intellectual Property and each application for registration which such Harvest Dispensary possesses or has made with respect to the business of the Subject Dispensaries. With respect to each item of Intellectual Property: (i) each Harvest Dispensary possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no litigation or legal proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of HOC, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; (iv) to the extent that HOC or any Harvest Dispensary is a party to any license, Contract or other permission to enable the business of the Subject Dispensaries to use any Intellectual Property, the applicable license, sublicense or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and will remain in full force and effect on identical terms following the consummation of the Transactions contemplated hereby; and (v) neither HOC nor Harvest Dispensary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

3 NTD: Holdings of Harvest CA, LLC and Hyperion Healing, LLC are guarantors under Harvest’s senior notes, their assets are all collateral for the senior notes, and the equity in each entity that is owned by HOC is also collateral for the senior notes. As a result, these entities will need to be released from the Indenture collateral.

Section 1.13 Title to Included Assets. Except as expressly set forth on Section 1.13 to the Seller Disclosure Letter, each Harvest Dispensary has good and marketable title to all of the assets it owns or leases, free and clear of all Liens. Such assets are sufficient for the continued conduct of the business of the applicable Harvest Dispensary after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of such Harvest Dispensary as currently conducted.

Section 1.14 Accounts Receivable. To the Knowledge of HOC, all accounts receivable and rights to receive payments from customers and other third Persons are valid, enforceable and collectible in the ordinary course of the business of the Subject Dispensaries subject to doubtful accounts stated on the Financial Statements.

Section 1.15 Inventory. Section 1.15 of the Seller Disclosure Letter sets forth a list of all cannabis, cannabis oils, edibles, and cannabis related accessories located at each Dispensary’s location as at March 31, 2020 (the “Inventory’”). Such Inventory is and at Closing shall be, sufficient to enable each Harvest Dispensary to operate its business as presently conducted.

Section 1.16 Financial Statements. The financial statements of each Harvest Dispensary for the two fiscal years ended December 31, 2019 and December 31, 2020 and for the three months ended March 31, 2020 (the “Financial Statements”) have been or shall be prepared in accordance with generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods involved, subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements, when delivered). Such Financial Statements are based on the books and records of each Harvest Dispensary, and fairly present in all material respects the financial condition of the business of each Harvest Dispensary as of the respective dates they were prepared and the results of the operations of the business of each Harvest Dispensary for the periods indicated.

Section 1.17 Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, each Harvest Dispensary has a valid and subsisting leasehold estate (a “Lease”) in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens. HOC has supplied Hightimes with complete copies of, and a complete and correct list, as of the date hereof, of the all leases of real property at which a Harvest Dispensary conducts its business (the “Leased Real Estate”) including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither any Harvest Dispensary nor, to the knowledge of HOC, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF HIGHTIMES

Hightimes hereby represents and warrants to Harvest Health Shareholders and Harvest Health that:

Section 2.01 Organization, Good Standing and Qualification. Each of Hightimes and HHI Acquisition Corp. (“HHI”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Hightimes and HHI each has full power and authority to own and use its properties and its assets and conduct Hightimes business as currently conducted. Neither Hightimes nor HHI is in violation of any of the provisions of its certificate of incorporation or bylaws (“Charter Documents”). Hightimes is duly qualified to conduct Hightimes business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i) material adverse effect on the legality, validity or enforceability of this Purchase Agreement, or (ii) a Hightimes MAC.

Section 2.02 Capitalization and Majority Ownership of Hightimes and HHI. As at the date of this Purchase Agreement, Hightimes is authorized to issue an aggregate of 110,000,000 shares of its Capital Stock, $0.0001 par value per share, of which (i) 100,000,000 shares are designated as Hightimes Common Stock, and (ii) 10,000,000 shares are designated as preferred stock (the “Hightimes Preferred Stock”), which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of Hightimes may, from time to time, designate. As of March 31, 2020, an aggregate of _________ shares of Hightimes Common Stock are issued and outstanding and no shares of Hightimes Preferred Stock is issued and outstanding. The shares of Hightimes Common Stock owned by its officers, directors and holders of 5% or more of the outstanding Hightimes Common Stock are reflected in Hightimes SEC Reports. The Hightimes Securities issued and issuable in accordance with the terms and conditions of this Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than those arising under federal or state securities laws). The issue and sale of Hightimes Securities will not result in a right of any holder of any securities of Hightimes to adjust the exercise, exchange or reset the price under such securities or give rise to any preemptive rights, rights of first refusal or other similar rights. Hightimes has made available to Harvest Health true and complete copies of its Charter Documents, as in effect on the date hereof. HHI is a newly formed corporation with 1,000 shares of common stock authorized and outstanding and is a wholly owned subsidiary of Hightimes. Except for its execution of the Purchase Agreement, HHI has conducted no business and has no assets or liabilities.

Section 2.03 Authorization; Enforceability. Hightimes has all corporate right, power and authority to enter into, execute and deliver this Purchase Agreement and each other agreement, document, instrument and certificate to be executed by Hightimes in connection with the consummation of the transactions contemplated hereby and to perform fully its obligations hereunder and thereunder. All corporate action on the part of Hightimes necessary for the authorization execution, delivery and performance of this Purchase Agreement by Hightimes has been taken. This Purchase Agreement has been duly executed and delivered by Hightimes and (assuming due authorization, execution and delivery by the Seller and Harvest Health) constitutes a legal, valid and binding obligation of Hightimes, enforceable against it in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 2.04 No Conflict; Governmental Consents. The execution and delivery by Hightimes of this Purchase Agreement and other Transaction Documents, the issuance of the Hightimes Securities and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any law by which Hightimes is bound, (ii) conflict with or violate any provision of the Charter Documents of Hightimes, or (iii)) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any Contract to which Hightimes is a party or by which it is bound or to which its properties or assets are subject, except for any breach, violation or default that would not constitute a Hightimes MAC. Except for the consent of ExWorks Capital Fund I, LP, the senior secured lender to Hightimes (the “Hightimes Senior Lender”) and the Regulatory Approvals, no approval by the holders of Hightimes Common Stock is required to be obtained by Hightimes in connection with the authorization, execution, delivery and performance of this Purchase Agreement or in connection with the authorization, issue and sale of Hightimes Securities, except as has been previously obtained.

Section 2.05 SEC Filings; Financial Statements

(a) SEC Filings. Hightimes has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018 (the “Hightimes SEC Documents”). Hightimes has made available to Harvest Health all such Hightimes SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of Hightimes SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Hightimes SEC Documents. None of Hightimes SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Hightimes’ direct or indirect Seller is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Hightimes SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Semi Annual Reports on Form 1S-A); and (iii) fairly presented in all material respects the consolidated financial position of Hightimes and its consolidated Seller at the respective dates thereof and the consolidated results of Hightimes’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

Section 2.06 Litigation. Hightimes knows of no pending or threatened Legal Proceeding against Hightimes which would reasonably be likely to result in a Hightimes MAC. Hightimes is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority which would reasonably be likely to result in a Hightimes Material Adverse Effect.

EXHIBIT G

LOCK-UP AGREEMENT

THIS AGREEMENT is made as of ______________________, 2020

BETWEEN:

HARVEST HEALTH & RECREATION, INC., a British Columbia corporation (the “Stockholder”) and HIGHTIMES HOLDING CORP., a corporation incorporated under the laws of the State of Delaware (the “Company”).

RECITALS:

WHEREAS, in connection with an agreement, dated April __, 2020 (the “Purchase Agreement”) among the Company, the Company’s subsidiary HHI Acquisition Corp., the Stockholder, Harvest of California LLC Harvest Enterprises, Inc. and Interurban Capital Group, Inc., all direct and indirect subsidiaries of the Stockholder on the date of this agreement (the “Closing Date”) the Company has issued to the Stockholder consideration consisting in part of 67,500 shares of the Company’s 16% Series A convertible preferred stock, having as stated and liquidation value of $100 per share (the “Series A Preferred Stock”); and

WHEREAS, by its terms the Series A Preferred Stock is convertible intoi shares of Class A Common Stock, $0.0001 par value per share of the Company (the “Hightimes Common Stock”), as set forth on Schedule A annexed hereto; and

WHEREAS, the Series A Preferred Stock and the Hightimes Common Stock are hereinafter collectively referred to as the “Subject Shares”); and

WHEREAS, the Stockholder has agreed to have the Subject Shares locked up and restricted on “Transfer” (hereinafter defined) for a period of time following the “Initial Trading Date” (hereinafter defined); ;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1.	The Stockholder hereby agrees that it will not, except as otherwise provided for in Section 2 below, during the applicable “Lock-up Period” (defined below) , directly or indirectly;

a.	sell, offer, contract or grant any option or right to sell, pledge, transfer, or otherwise dispose of Subject Shares, whether owned of record or beneficially;

b.	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Subject Shares, whether any such swap or other agreement or transaction is to be settled by delivery of Subject Shares, in cash or otherwise; or

c.	publicly announce an intention to do any of the foregoing

(collectively a “Transfer”).

2.	For purposes of this agreement:

“Initial Trading Date” means the first date that Hightimes Common Stock commences trading on the OTCQX Market or other National Securities Market.

“Lock-up Period” means the five (5) year period commencing on the Initial Trading Date and expiring;

i. in respect of the 100% of the Subject Shares, any time that is prior to 180 days following the Initial Trading Date;

ii. in respect of the first 10% of the Subject Shares, the date that is 180 days following the Initial Trading Date;

iii. in respect of the second 10% of the Subject Shares (cumulative 20% of the Subject Shares), the date that is 360 days following the Initial Trading Date;

iv. in respect of the third 10% of the Subject Shares (cumulative 30% of the Subject Shares), the date that is 540 days following the Initial Trading Date;

v. in respect of the fourth 10% of the Subject Shares (cumulative 40% of the Subject Shares), the date that is 720 days following the Initial Trading Date;

vi. in respect of the fifth 10% of the Subject Shares (cumulative 50% of the Subject Shares), the date that is 900 days following the Initial Trading Date;

vii. in respect of the sixth 10% of the Subject Shares (cumulative 60% of the Subject Shares), the date that is 1,080 days following the Initial Trading Date;

viii. in respect of the seventh 10% of the Subject Shares (cumulative 70% of the Subject Shares), the date that is 1,260 days following the Initial Trading Date;

ix. in respect of the eighth 10% of the Subject Shares (cumulative 80% of the Subject Shares), the date that is 1,440 days following the Initial Trading Date;

x .. in respect of the ninth 10% of the Subject Shares (cumulative 90% of the Subject Shares), the date that is 1,620 days following the Initial Trading Date; and

xi. in respect of the balance of the Subject Shares (cumulative 100% of the Subject Shares), the date that is 1,800 days following the Initial Trading Date.

3.	Notwithstanding the restrictions on Transfers of Subject Shares described above, the undersigned may undertake any of the following Transfers of Subject Shares during the applicable Lock-up Period:

a.	by way of pledge or security interest, provided that the pledgee or beneficiary of the security interest agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

b.	a Transfer in a private placement of the Subject Shares (not into the market) to any person, corporations, partnerships, limited liability companies or other entities (each a “Private Transferee”), so long as such Private Transferee agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

c.	any transfer of Subject Shares pursuant to a bona fide third party take-over bid, merger, plan of arrangement or other similar transaction made to all holders of such Subject Shares, involving a change of control of Hightimes, provided that in the event that the take-over bid, merger, plan of arrangement or other such transaction is not completed, the Subject Shares owned by the undersigned shall remain subject to the restrictions contained in this agreement.

4.	The Stockholder hereby represents and warrants that it has full power and authority to enter into this agreement and that, upon request, it will execute any additional documents necessary or desirable in connection with the enforcement hereof.

5.	This agreement is irrevocable and will be binding on the Stockholder and its successors, assigns, provided however that the Stockholder shall not assign this agreement without the prior written consent of Hightimes.

6.	This agreement shall be governed and construed in accordance with the laws of the State of California applicable therein. All matters relating hereto shall be submitted to the court of appropriate jurisdiction in the County of Los Angeles, State of California, for the purpose of this agreement and for all related proceedings.

7.	This agreement will terminate on the close of trading of Hightimes Common Stock on the date that the last Lock-up Period expires.

8.	This agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

Dated this ___ day of __________ 2020.

HIGHTIMES HOLDING CORP.

By:
	Name:	Adam E. Levin
	Title:	Executive Chairman

STOCKHOLDER:

HARVEST HEALTH & RECREATION, INC.

By

EXHIBIT H

Form of Proxy

IRREVOCABLE PROXY

TO VOTE SECURITIES

OF

HIGHTIMES HOLDING CORP.

The undersigned (the “Security Holder”) holder of shares of 16% Series A voting convertible preferred stock (the Series A Preferred Stock”) of Hightimes Holding Corp., a Delaware corporation (the “Company”), hereby irrevocably and unconditionally (to the fullest extent permitted by applicable law) appoints Adam E. Levin (“Levin”) or his designee (together with Levin, the “Proxy Holder”), as the sole and exclusive attorney-in-fact and proxy of Security Holder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent permitted by applicable law) with respect to (a) all of the shares of Series A Preferred Stock and (b) all of the shares of Class A voting Common Stock of the Company issuable upon any optional or mandatory conversion of the Series A Preferred Stock (collectively the “Shares”) that now are or hereafter may be beneficially owned by Security Holder, all in accordance with the terms of this Irrevocable Proxy.

This Irrevocable Proxy is being issued pursuant to in a purchase agreement between the Company and the Security Holder and other entities, dated April __, 2020 (the “Agreement”). Unless otherwise defined herein, all capitalized terms, when used herein shall have the same meaning as they are defined in the Agreement.

This Irrevocable Proxy shall be limited to and entitle the Proxy Holder to vote all Shares that are owned of record or beneficially by such Security Holder, or its Affiliates or transferees of such Shares, (a) in FAVOR of the election of director or directors of the Company that is or are nominated by the management of the Company and approved by the Proxy Holder, and (b) in connection with any other proposal submitted to stockholders of the Company, either (i) at any regular or special stockholders meeting of the Company in any proxy solicitation, or (ii) in connection with any written stockholder consents requested by the Company.

This Irrevocable Proxy shall become effective as of the date hereof (the “Effective Date”) and shall terminate on a date which shall be the first to occur of (a) a “Sale of Control” of the Company, (b) a sale of Shares into the market through customary brokers transactions, but only with respect to any Shares that are publicly sold by the Security Holder or its Affiliates or transferees into the market through customary brokers transactions, or (c) five (5) years following the Effective Date (the “Expiration Time”). For the avoidance of doubt, absent a Sale of Control, this Irrevocable Proxy shall continue to remain in effect with respect to any of the Shares that have not been sold into the market through customary brokers transaction until the Expiration Time.

Upon Security Holder’s execution of this Irrevocable Proxy, Security Holder agrees not to grant any subsequent proxies with respect to the Shares or such subject matter or enter into any agreement or understanding with any individual, corporation, partnership, limited liability company, trust or other entity (each a “Person”) to vote or give instructions with respect to such Shares or subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time.

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to the Agreement, and is granted in consideration of the Company entering into the Agreement.

The Proxy Holder is hereby authorized and empowered by Security Holder, at any time prior to the Expiration Time, to act as Security Holder’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of Security Holder with respect to the voting of the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228(a) of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the Security Holders of the Company in every written consent in lieu of such meeting.

All authority herein conferred shall sale or liquidation of the Security Holder and any obligation of Security Holder hereunder shall be binding upon the successors and assigns of Security Holder.

[SIGNATURE PAGE FOLLOWS]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of the Proxy Holder. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated: _________________, 2020	HARVEST HEALTH & RECREATION, INC.

By:
Steve White, Chief Executive Officer

Shares of Series A Preferred Stock: ____________